Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Energy Transfer Equity, L.P. of our report dated February 15, 2011 relating to the financial statements of Midcontinent Express Pipeline LLC, which appears in Energy Transfer Equity, L.P.’s Annual Report on Form 10-K for the year ended December 31, 2010.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

July 11, 2011